Exhibit 10.1

Description of Severance Benefits for Mr. Jean-Luc Lemercier

Mr. Jean-Luc Lemercier, one of the named executive officers of Edwards Lifesciences Corporation (the “Company”), is eligible to receive severance benefits if his employment is terminated by the Company for any reason other than for cause. These benefits will consist of cash severance equal to one month of his monthly base salary for every year of service, capped at two years of his annual base salary. In addition, he will be entitled to six months advance notice of a termination of employment or pay in lieu of notice of an amount equal to six months of his monthly base salary.  Mr. Lemercier will not be entitled to receive any such payments if he receives payments under his change-in-control severance agreement. Benefits will be subject to all applicable withholdings and other authorized deductions.